Form N-CSR Exhibit 10(a)

CENTURION COUNSEL FUNDS, INC.
CENTURION COUNSEL, INC.
CENTURION INSTITUTIONAL SERVICES, INC.
CENTURION GROUP, INC.

CODE OF ETHICS

Preamble
This Code of Ethics for all employees including the Principal Executive and Principal Financial Offers has been adopted by each of the investment companies within the Centurion Fund complex (collectively, Funds) to effectuate compliance with Section 406 under the Sarbanes-Oxley
Act of 2002 and the rules adopted to implement Section 406.

This code related to Section 406 applies to the principal executive officer, principal financial officer, controller or persons deemed to be performing similar critical financial and accounting functions.

GENERAL PRINCIPLES

The Companies and their employees and agents will at all times conduct themselves with integrity and distinction, placing first the interests of Centurion Counsel Funds shareholders. All personnel must scrupulously avoid serving their own personal interests ahead of the shareholders.

All personal securities transactions of employees of Centurion Counsel and its affiliates shall be conducted consistent with this code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individuals position of trust and responsibility.

All personnel shall not take inappropriate advantage of their position.

In addition all personnel should promote:

Fair, full, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission (SEC) and in other pubic communications made by the Funds;

Compliance with applicable laws and governmental rules and regulations;

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

Accountability for adherence to the code

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to the Fund shareholders.

APPLICABILITY OF RESTRICTIONS AND PROCEDURES.

The categories of personnel affected by this code of ethics shall include investment personneland access persons.

Investment personnel means (1) all portfolio managers and assistant portfolio managers; (2)any employee of the Fund or Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; (3)any employee who helps execute the portfolio managers decisions; and (4) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Access persons means all Investment Personnel and any director, officer, or advisory person of the Fund. Advisory person means any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund. Due to the size of our Companies and therefore availability of information concerning the Fund activities all employees are considered to be Access Persons.

Exempt securities classes and transactions. Certain classes of securities and certain types of transactions shall be exempt from the codes, restrictions and procedures.

Exempt classes of securities means money market instruments, bankers acceptances, bank certificates of deposits, commercial paper and high quality short term debt instruments, government securities, mutual fund shares (open end) but not including affiliated mutual funds.

Exempt types of transactions shall be transactions involving less than $5,000 and securities transactions made by a independent third party advisor who has discretion of the employee account.


SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Fraudulent, Manipulative or Deceptive Conduct.

All directors, officers, and employees of Centurion Counsel Funds, Inc., Centurion Counsel, Inc., Centurion Institutional Services, Inc. and PIM Financial Services, Inc. are prohibited from engaging in fraudulent, manipulative or deceptive conduct in connection with their personal trading of securities held or to be acquired by Centurion Counsel Funds.

Initial Public Offerings.
In order to preclude any possibility of their profiting improperly from their positions on behalf of Centurion Counsel Funds, all investment personnel are prohibited from acquiring any securities in an initial public offering.

Private Placements.
Investment personnel shall obtain prior approval of any acquisition of securities in a private placement. The prior approval will take into account, among other factors, whether the investment opportunity should be reserved for Centurion Counsel Funds and its shareholders, and whether the opportunity is being offered to you by virtue of your position with Centurion Counsel Funds.

Investment personnel who have been authorized to acquire securities in a private placement will be required to disclose that investment when they play a part in any investment Centurion Counsel Funds subsequent consideration of an investment in the issuer.

Centurion Counsel Funds decision to purchase securities of the issuer will be subject to an independent review by investment personnel with no personal interest in the issuer.

Blackout Periods.
Access personnel are prohibited from executing a securities transaction on a day during which Centurion Counsel Funds has a pending buy or sell order in that same security until that order is executed or withdrawn.

Portfolio managers are prohibited from buying or selling a security within at least seven calendar days before and after a Centurion Counsel Funds trades in that security. Any profits realized on trades within the proscribed periods will be disgorged.

Ban on Short-Term Trading Profits.
In addition to the blackout periods described above, all investment personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. In addition to the exempt classes of securities defined above index options, covered options and hedge strategies are exempt from this restriction. Any profits realized on such short-term trades will be disgorged and contributed to a charity.

Gifts.
Investment personnel are prohibited from receiving any gift or other thing of more than $100.00 in value from any person or entity that does business with or on behalf of Centurion Counsel Funds.

Service as a Director.
Investment personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization of the Board of Directors of Centurion Counsel Funds based upon a determination that the board service would be consistent with the interests of the investment company and its shareholders. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors normally should be isolated from those making investment decisions through Chinese Wall or other procedures.

COMPLIANCE PROCEDURES

Pre-clearance.
All investment professionals are required to pre-clear personal securities investments with the Chief Investment Officer or in his absence with the Chief Financial Officer before it is executed. Personal securities investments will be prohibited or limited if the Centurion Counsel Funds is researching, contemplating or following the security in question.

Records of Securities Transactions.
All investment personnel and all access persons are required to direct their brokers to supply to PIM Financial Services Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

Reporting.
Initial Holding Reports. Except as otherwise provided below, every access person shall report to the Compliance Officer, no later than 10 days after becoming an access person, the following information:

A. The securities description, number of shares or principal amount of each security in which you had any direct or indirect beneficial ownership when you became an access person;

B. The name of any broker, dealer or bank with whom you maintained an account in which any securities were held as of the date you became an access person; and

C. The date that you submitted the report.

An independent director of the Fund need not make an initial holdings report.

Monthly Transaction Reports. Except as otherwise provided below, every access person shall report to the Compliance Officer, no later than 10 days after the end of each calendar month, the following information:

A. With respect to transactions in any covered security in which you have, or by reason of such transaction you acquire any direct or indirect beneficial ownership in a covered security:
(i) The date of the transaction, the security description, the number of shares or principal amount and the interest rate and maturity date, if applicable;
(ii) The nature of the transaction (i.e., purchase, sale of any other type of acquisition or disposition);
(iii) The price of the security at which the transaction was effected;
(iv) The name of the broker, dealer or bank with or through which the transaction was effected; and
(v) The date you submitted the report.

B. With respect to any account established in which any securities were held during the month:
(i) The name of the broker, dealer or bank with whom you established the account;
(ii) The date the account was established; and
(iii) The date you submitted the report.

An independent director need only report a transaction in a quarterly transaction report if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15-day period immediately before or after the date of the transaction, such security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund.

An access person need not make a monthly transaction report under this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund in the time period required and provided that all of the information is contained in the broker trade confirmations or account statements, or in the records of the Fund.


Annual Holdings Reports.
Every access person shall report to the Fund at the end of each calendar year the following information:

(A) The title, number of shares or principal amount of each security in which the access persons had any direct or indirect beneficial ownership;

(B) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

(C) The date the report is submitted by the access person.

An independent director of the Fund need not make an annual holdings report.

A person need not make a report under this section with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

Violation of Code Reporting. Any person who suspects or is aware of any violation of the Code or Section 406 under the Sarbane-Oxley Act of 2002 should report such violations to the Compliance Officer or the Chief Financial Officer.

Certification of Compliance With Codes of Ethics.
All investment personnel and all access persons will be required to certify annually that they have read and understand the code of ethics and recognize that they are subject to the Code. In addition, all access persons will be required to certify annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

Review by the Board of Directors.
Management of Centurion Counsel Funds will prepare an annual written report to the Board of Directors which will:

(1) Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

(2) Describe any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations: and

(3) Certify that the Fund has adopted procedures reasonably necessary to prevent access persons from violating the Code.




June 2005